EXHIBIT N


                          JULIUS BAER INVESTMENT FUNDS
                         FOURTH AMENDED RULE 18F-3 PLAN


RULE 18F-3

         Pursuant to Rule 18f-3 ("Rule 18f-3") of the Investment Company Act of 1940, as amended (the "1940 Act"), an open-end investment company whose shares are registered on Form N-1A may issue more than one class of voting stock (hereinafter referred to as "shares"), provided that such multiple classes of shares differ either in the manner of distribution, or in services they provide to shareholders, or both. Julius Baer Investment Funds (the "Trust"), a registered open-end investment management company whose shares are registered on Form N-1A, consisting of the Julius Baer International Equity Fund, the Julius Baer Global Income Fund, the Julius Baer Global High Yield Fund, and any future fund or series of the Trust (each a "Fund"), may offer to shareholders multiple classes of shares in the Funds in accordance with Rule 18f-3 and this Amended Rule 18f-3 Plan (or as further amended) as described herein, upon approval of the Board of Trustees of the Trust.

AUTHORIZED CLASSES

         Each Fund may issue two classes of shares: Class A and Class I shares (each a "Class"). The Julius Baer International Equity Fund (the "International Equity Fund") may issue an additional class of shares: Class F. Class A shares of each Fund will be offered at net asset value and will be subject to a Rule 12b-1 distribution fee and shareholder services fee payable at an annual rate of up to 0.25% of each Fund's average daily net assets attributable to the Class A shares of each Fund for services related to the distribution of Class A shares of each Fund and the provision of certain shareholder services to Class A shares of each Fund. Class F shares will be offered at net asset value and will be subject to a Rule 12b-1 distribution fee and shareholder services fee payable at an annual rate of up to 0.25% of the International Equity Fund's average daily net assets attributable to the Class F shares of the International Equity Fund for services related to the distribution of Class F shares of the International Equity Fund and the provision of certain shareholder services to Class F shares of International Equity Fund. Class I shares will be offered at net asset value and will not be subject to distribution fees or shareholder servicing fees.

         The Classes of shares issued by each Fund shall have the same rights, preferences, obligations, voting powers, restrictions and limitations, except as follows: (i) each Class will have exclusive voting rights on any matter submitted to shareholders that relate solely to the arrangement of that Class,
(ii) each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other Class, (iii) each Class will bear a different name or designation,
(iv) each Class will have different investment minimums, and (v) each Class will bear different Class Expenses (as defined below).

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CLASS EXPENSES

         Each Class of shares shall bear expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, that are actually incurred in a different amount by that Class or are directly attributable to the kind or degree of services rendered to that Class ("Class Expenses"). Class Expenses may be waived or reimbursed by the Fund's investment adviser, underwriter or any other provider of services to the Fund.

ALLOCATION OF FUND INCOME AND FUND EXPENSES

         For each Fund, income, realized gains and losses, unrealized appreciation and depreciation, and expenses that are not Class Expenses shall be allocated to each Class based on (i) the net assets of that Class in relation to the net assets of the Fund, (ii) the "Simultaneous Equations Method" (as that term is defined under the 1940 Act), or (iii) any other appropriate method that a majority of the Trustees of the Fund, and a majority of the Trustees who are not interested persons of the Fund, determine is fair to the shareholders of each Class and will result in an annualized rate of return of each Class that differs from that of the other Class only by the expense differentials between the Classes.

EXCHANGE AND CONVERSION PRIVILEGES

         Shares of each Fund may be exchanged for shares of the same Class of any other Fund. In addition, shares of each Fund may be exchanged for shares of the same Class of any fund of the Julius Baer Global Equity Fund Inc. Class A shares may be converted into Class I shares of the same Fund, subject to the minimum investment requirements and other eligibility requirements of Class I shares. Class I shares of a Fund may be converted into Class A shares of the same Fund if the investor becomes ineligible to participate in Class I shares. Class F shares may be converted into Class A or Class I shares of the International Equity Fund if the investor becomes ineligible to participate in Class F shares. Conversions are effected on the basis of the relative net asset values of the three Classes, no sales loads, fees or other charges are imposed, and, in the case of conversions from Class I to Class A, or Class F to Class A or Class I for the Internatioanl Equity Fund, the investor is given prior notice of the proposed conversion.


Approved:  June 23, 2004